Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Angion Biomedica Corp. (the “Company”), of our report dated March 17, 2023, relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, WA
March 17, 2023